Exhibit 10.9

THE CHUBB CORPORATION
LONG-TERM STOCK INCENTIVE PLAN (2004)

RESTRICTED STOCK UNIT AGREEMENT

This RESTRICTED STOCK UNIT AGREEMENT, dated as of               , is by and between The Chubb Corporation (the “Corporation”) and                        (the “Participant”), pursuant to The Chubb Corporation Long-Term Stock Incentive Plan (2004) (the “Plan”).  Capitalized terms that are not defined herein shall have the same meanings given to such terms in the Plan.  If any provision of this Agreement conflicts with any provision of the Plan (as either may be interpreted from time to time by the Committee), the Plan shall control.

WHEREAS, pursuant to the provisions of the Plan, the Committee has authorized the grant to the Participant of Restricted Stock Units in accordance with the terms and conditions of this Agreement; and

WHEREAS, the Participant and the Corporation desire to enter into this Agreement to evidence and confirm the grant of such Restricted Stock Units on the terms and conditions set forth herein.

NOW, THEREFORE, the Participant and the Corporation agree as follows:

1.             Grant of Restricted Stock Units.  Pursuant to the provisions of the Plan, the Corporation on the date set forth above (the “Grant Date”) has granted and hereby evidences the grant to the Participant, subject to the terms and conditions set forth herein and in the Plan, of an award of                  Restricted Stock Units (the “Award”).

2.             Vesting and Rights as a Shareholder.  It is understood and agreed that the grant of the Award evidenced hereby is subject to the following conditions:

(a)           Restrictions on Transfer.  Until settlement of the Restricted Stock Units in accordance with Section 6, the Restricted Stock Units may not be sold, assigned, hypothecated, pledged or otherwise transferred or encumbered in any manner except ( i ) by will or the laws of descent and distribution or ( ii ) to a “Permitted Transferee” (as defined in Section 11(b) of the Plan) with the permission of, and subject to such conditions as may be imposed by, the Committee.

(b)           Restriction Period.  The Restriction Period applicable to the Restricted Stock Units covered by the Award shall begin on the date hereof and, except as otherwise provided in Section 3 or 4, shall, subject to the Participant’s continued employment from the Grant Date, lapse on the [third] anniversary of the Grant Date (such date to be hereafter referred to as the “Vesting Date”).

(c)           No Rights as a Shareholder.  Until shares of Stock are issued, if at all, in satisfaction of the Corporation’s obligations under this Award, in the time and manner provided in Section 6, the Participant shall have no rights as a shareholder.

(d)           Dividend Equivalents.  Without limiting the generality of the foregoing, until settlement of the Restricted Stock Units in accordance with Section 6, as soon as practicable after cash dividends are paid on the Stock, the Participant shall be paid an amount in cash equal to the amount of dividends paid on that number of shares of the Stock as is equal to the number of the Participant’s Restricted Stock Units.

3.             Termination of Employment.

(a)           Qualifying Termination of Employment.  If the Participant’s employment terminates by reason of a Qualifying Termination of Employment during the Restriction Period (i.e., before the Vesting Date), the Restriction Period shall lapse as to (and there shall become vested and non-forfeitable) that number of Restricted Stock Units equal to the product of (i) the number of Restricted Stock Units covered by the Award and (ii) a fraction, the numerator of which is the number of full calendar months during the Restriction Period that the Participant was employed and the denominator of which is 36.  The remainder of the Restricted Stock Units covered by the Award shall be forfeited and cancelled without further action by the Corporation or the Participant as of the date of such termination of employment.

(b)           Termination for any Other Reason.  If the Participant’s employment terminates for any reason other than a Qualifying Termination of Employment during the Restriction Period (i.e., before the Vesting Date), all of the Restricted Stock Units covered by the Award shall be forfeited and cancelled without further action by the Corporation or the Participant as of the date of such termination of employment.  For purposes of the Award, the term “Retirement” shall mean a termination of the Participant’s employment other than for Cause at or after the Participant’s normal retirement age or earliest retirement date, in each case as specified in the Corporation’s Pension Plan.  Accordingly, all of the Restricted Stock Units covered by the Award shall be forfeited and cancelled without further action by the Corporation or the Participant as of the date a Participant is terminated for Cause, whether prior to, on, or after the Participant’s normal retirement age or earliest retirement date, in each case as specified in the Corporation’s Pension Plan.

(c)           Transfers between the Corporation and Subsidiaries; Leaves, Other Absences and Suspension.  Transfer from the Corporation to a Subsidiary, from a Subsidiary to the Corporation, or from one Subsidiary to another shall not be considered a termination of employment.  Any question regarding whether a Participant’s employment has terminated in connection with a leave of absence or other absence from active employment shall be determined by the Committee, in its sole discretion, taking into account the provisions of applicable law and the Corporation’s generally applicable employment policies and practices.  The Committee may also suspend the operation of the termination of employment provisions of this Agreement for such period and upon such terms and conditions as it may deem necessary or appropriate to further the interests of the Corporation.

(d)           Termination Pursuant to a Change in Control.  Notwithstanding the provisions of Section 3(b), if the Participant’s employment is involuntarily terminated other than for Cause or if the Participant terminates employment due to death or Disability, in all such cases on or after the date the Corporation’s shareholders approve a Change in Control pursuant to subsections (iii) or (iv) of such definition but prior to the consummation of such Change in Control, the Participant shall be treated as having continued employment through, and terminated employment immediately after, such Change in Control.

4.             Change in Control.  Notwithstanding anything in Section 6 to the contrary, in the event a Change in Control occurs, Restricted Stock Units covered by the Award not previously forfeited pursuant to Section 3 shall be treated as provided for in Section 9 of the Plan, in which case the Restricted Stock Units covered by the Award shall become payable as provided in Sections 9(a)(i) and 9(a)(iii) of the Plan or, if applicable, be honored, assumed or substituted for in accordance with Section 9(b) of the Plan.  Notwithstanding the foregoing, if the Restricted Stock Units shall become earned and payable as provided in Sections 9(a)(i) and 9(a)(iii) of the Plan, but the accelerated payment of the Restricted Stock Units would subject the Participant to taxation under Section 409A of the Code, then the payment due to the Participant shall not be made until the earliest permissible payment date (including, but not limited to, the Vesting Date) that would not subject the Participant to taxation under Section 409A of the Code.

5.             Adjustment in Capitalization.  In the event that the Committee shall determine that any stock dividend, stock split, share combination, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Stock at a price substantially below fair market value, or other similar corporate event affects the Stock such that an adjustment is required in order to preserve, or to prevent the enlargement of, the benefits or potential benefits intended to be made available under this Award, then the Committee shall, in its sole discretion, and in such manner as the Committee may deem equitable, adjust any or all of the number and kind of units (or other property) subject to this Award and/or, if deemed appropriate, make provision for a cash payment to the person holding this Award, provided, however, that the number of Restricted Stock Units subject to this Award shall always be a whole number.

6.             Settlement of Restricted Stock Units.  Subject to the provisions of Section 4 and this Section 6, the Corporation shall deliver to the Participant (or, if applicable, the Participant’s Designated Beneficiary or legal representative) that number of shares of Stock as is equal to the number of Restricted Stock Units covered by the Award that have become vested and nonforfeitable as soon as administratively practicable after the earlier of (i) the Vesting Date or (ii) a Qualifying Termination of Employment, but in no event later than 2 ½ months after the end of the calendar year in which the event described in clause (i) or (ii) occurred; provided, however, that if the Participant terminates employment by reason of Retirement, the distribution of shares of Stock in respect of the Participant’s Restricted Stock Units shall be delayed for six months from the date of the Participant’s Retirement if the Participant is a “specified employee” (as that term is defined in Section 409A(a)(2)(B)(i) of the Code) if necessary to avoid the imposition of taxes to the Participant under Section 409A of the Code.  If the Participant is (or is reasonably expected to be) a “covered employee” within the meaning of Section 162(m) of the Code for the calendar year in which delivery of Stock would ordinarily be made to the Participant, the Corporation shall delay delivery to the Participant of that portion of the shares of Stock for which the Corporation reasonably believes that Section 162(m) of the Code will preclude the Corporation from taking a compensation expense deduction until the Participant’s termination of employment with the Corporation and all members of the controlled group of entities of which the Corporation is a member.  Such Stock shall be delivered to such Participant or (if the Participant has elected payment in a form other than a lump sum) commence to be delivered to such Participant as soon as administratively practicable after the date which is six months after the date of such termination of employment.  Subject to the immediately preceding two sentences, the Participant may by election filed with the Corporation under its Key Employee Deferred Compensation Plan (2005) (or any successor plan or program) (the “Deferred Compensation Plan”), and on a form acceptable to the Committee, not later than December 31 of the calendar year before the calendar year of the Grant Date and subject to such terms and conditions as the Committee may specify, elect to have shares of Stock deliverable in respect of vested and nonforfeitable Restricted Stock Units deferred until such later date(s) as shall be specified in such election.  Any deferral election made for such Restricted Stock Units after such December 31 shall be deemed void and without force and effect.

7.             Notice.  Any notice given hereunder to the Corporation shall be addressed to The Chubb Corporation, Attention:  Secretary, 15 Mountain View Road, P.O. Box 1615, Warren, New Jersey 07061-1615, and any notice given hereunder to the Participant shall be addressed to the Participant at the Participant’s address as shown on the records of the Corporation.

8.             Restrictive Covenants. As a condition to the receipt of the Award made hereby, the Participant agrees to be bound by the terms and conditions hereof and of the Plan, including the following restrictive covenants:

(a)           Non-Disclosure.  The Participant shall not, without prior written authorization from the Corporation, disclose to anyone outside the Corporation, or use (other than in the Corporation’s or any of the Subsidiaries’ business), any confidential information or material relating to the business of the Corporation or any of the Subsidiaries that is acquired by the Participant either during or after employment with the Corporation or any of the Subsidiaries.

(b)           Non-Solicitation.  Unless the Participant has received prior written authorization from the Committee, the Participant shall not during his or her employment or service with the Corporation or any of the Subsidiaries and for a period of one (1) year following any termination of such employment or service relationship (the “Restricted Period”):

(i)            Directly or indirectly, employ, solicit, persuade, encourage or induce any individual employed by the Corporation or any of the Subsidiaries to become employed by or associated with any person or entity other than the Corporation or any of the Subsidiaries; or

(ii)           Directly or indirectly, solicit business on behalf of a Competitive Business from any Customer with whom the Participant has had, or employees reporting to the Participant have had, personal contact or dealings with on behalf of the Corporation or any of the Subsidiaries during the one (1) year period preceding the Restricted Period.

(c)           Non-Competition.  Unless the Participant has received prior written authorization from the Committee, the Participant shall not, whether during his or her employment or service with the Corporation or any of the Subsidiaries or during the Restricted Period, directly or indirectly compete with the business of the Corporation or any of the Subsidiaries by becoming an officer, agent, employee, consultant, partner or director of a Competitive Business, or otherwise render services to or assist or hold an interest (except as a less than one (1) percent shareholder of a public company) in any Competitive Business.  Notwithstanding the foregoing, it shall not be a violation of this Section 8(c) for the Participant to serve as a director for any entity which would otherwise be a Competitive Business if the Participant was serving as a director for such entity at the time of his or her termination of employment in compliance with the Corporation’s Policy Statement on Conflict of Interest.

“Customer” shall mean a person or entity to which the Corporation or any of the Subsidiaries is at the time providing services.

“Competitive Business” shall mean any person or entity (including any joint venture, partnership, firm, corporation or limited liability company) that engages, directly or indirectly, in the property and casualty insurance business, including, but not limited to, commercial insurance, personal insurance, specialty insurance, surety, excess and surplus lines and/or reinsurance, and/or any other business which is a significant business of, the Corporation and the Subsidiaries as of the date of the Participant’s termination of employment or service with the Corporation or any of the Subsidiaries; provided however, that a business set forth above shall not be considered a “Competitive Business” in the event that, as of the date of the Participant’s termination of employment or service with the Corporation or any of the Subsidiaries, such business is no longer a business of the Corporation or any of the Subsidiaries.

(d)           Inventions.  A Participant shall disclose promptly and assign to the Corporation all right, title, and interest in any invention or idea, patentable or not, made or conceived by the Participant during employment by the Corporation or any of the Subsidiaries, relating in any manner to the actual or anticipated business, research or development work of the Corporation or any of the Subsidiaries and shall do anything reasonably necessary to enable the Corporation or any of the Subsidiaries to secure a patent, copyright or any other intellectual property rights where appropriate in the United States and in foreign countries.

(e)           Relief with Respect to Violations of Covenants.  Failure to comply with the provisions of this Section 8 at any point before the Restricted Stock Units covered by the Award are settled in accordance with Section 6 of this Agreement shall cause such Restricted Stock Units to be cancelled and rescinded without any payment therefor.  For the avoidance of doubt, following a failure to comply with this Section 8, all shares of Stock in respect of any portion of the Restricted Stock Units covered by the Award for which delivery has been deferred under the Deferred Compensation Plan in accordance with Section 2 hereof shall be forfeited, and accordingly the Participant shall have no further right to delivery or payment in respect of any such shares.  In the event that all or any portion of the Restricted Stock Units covered by this Award shall have been settled in accordance with the terms of this Agreement within twelve (12) months of the date on which any breach by the Participant of any of the provisions of this Section 8 shall have first occurred, the Committee may require that the Participant repay (with appreciation (if any), determined up to the date repayment is made), and the Participant shall promptly repay, to the Corporation the Fair Market Value of any Stock conveyed to the Participant within such period in respect of such Restricted Stock Units.  Additionally, the Participant agrees that the Corporation shall be entitled to an injunction, restraining order or such other equitable relief restraining the Participant from committing any violation of the covenants or obligations contained in this Section 8.  These rescission rights and injunctive remedies are cumulative and are in addition to any other rights and remedies the Corporation may have at law or in equity.  The Participant acknowledges and agrees that the covenants and obligations in this Section 8 relate to special, unique and extraordinary matters and that a violation or threatened violation of any of the terms of such covenants or obligations will cause the Corporation and the Subsidiaries irreparable injury for which adequate remedies are not available at law.

(f)            Reformation.  The Participant agrees that the provisions of this Section 8 are necessary and reasonable to protect the Corporation in the conduct of its business.  If any restriction contained in this Section 8 shall be deemed to be invalid, illegal or unenforceable by reason of the extent, duration or geographical scope hereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope or other provisions hereof, and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby.

9.             Withholding.  At the Committee’s discretion, the Participant shall be required to either pay to the Corporation the amount of any taxes required by law to be withheld as may be necessary in the opinion of the Corporation to satisfy tax withholding required under the laws of any country, state, province, city or other jurisdiction with respect to Stock deliverable hereunder or, in lieu thereof, the Corporation shall have the right to retain (or the Participant may be offered the opportunity to elect to tender) the number of shares of Stock whose Fair Market Value equals such amount required to be withheld.

10.           Committee Discretion; Delegation.  Notwithstanding anything contained in this Agreement to the contrary, the Committee, in its sole discretion and in accordance with the terms of the Plan, may take any action that is authorized under the terms of the Plan that is not contrary to the express terms hereof, including accelerating the lapse of the Restriction Period with respect to all or any portion of the Restricted Stock Units covered by the Award, at such times (including, without limitation, upon or in connection with the Participant’s termination of employment) and upon such terms and conditions as the Committee shall determine.  Nothing in this Agreement shall limit or in any way restrict the power of the Committee, consistent with the terms of the Plan, to delegate any of the powers reserved to it hereunder to such person or persons as it shall designate from time to time.

11.           No Right to Continued Employment.  Neither the execution and delivery hereof nor the granting of the Award shall constitute or be evidence of any agreement or understanding, express or implied, on the part of the Corporation or any of the Subsidiaries to employ or continue the employment of the Participant for any period.

12.           Governing Law.  The Award and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of New Jersey (without reference to the principles of conflicts of law).

13.           Signature in Counterpart.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signature thereto and hereto were upon the same instrument.  This Agreement may be accepted by the Participant by means of an electronic acceptance.

14.           Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the Corporation and the Participant and their respective successors and permitted assigns.  Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the Corporation or the Participant or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

15.           Amendment.  This Agreement may not be altered, modified or amended except by a written instrument signed by the Corporation and the Participant.  Notwithstanding the foregoing sentence, to the extent determined necessary or advisable by the Committee in its sole discretion, the Agreement  shall be interpreted to the extent possible to comply with the provisions of Section 409A of the Code (or, if applicable, to avoid application of such Code section).  Participant hereby consents to any amendments to Agreement that the Committee, in its sole discretion, determines are necessary or advisable to comply with the provisions of Section 409A of the Code (or, if applicable, to avoid application of such Code section).  Adjustments made pursuant to this Section 15 shall, to the extent determined necessary or advisable in the sole discretion of the Committee, be made in compliance with the requirements of Section 409A of the Code (or, if applicable, to avoid application of such Code section).  As soon as is administratively practicable following the date of any such amendments, the Corporation shall notify the Participant of any amendments to this Agreement made pursuant to this

Section 15 in order to comply with Section 409A of the Code (or, if applicable, to avoid application of such Code section); provided, however, that failure to provide such notice shall not invalidate or otherwise impair the enforceability of such amendments.  For purposes of this Section 15, Section 409A of the Code refers to such Code section as well as to any successor or companion provisions thereto and any regulations promulgated thereunder.

16.           Sections and Other Headings.  The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the Corporation, by its duly authorized officer, and the Participant have executed this Agreement in duplicate as of the day and year first above written.

THE CHUBB CORPORATION

By:
Chairman, President & Chief Executive Officer

By:
Participant